Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This is a Separation Agreement and General Release (“Agreement”) between AngioDynamics, Inc. (“Employer”) and Joseph M. DeVivo (“Employee”) dated April 22, 2016 (the “Effective Date”) in complete settlement of all issues concerning Employee’s employment and termination of employment with Employer.  As used in this Agreement, “Employer” shall mean AngioDynamics, Inc. and its parent(s), subsidiaries, predecessors, divisions, affiliates, successors, assigns, and all of its and their current and former directors, officers, employees, and agents (in their individual and representative capacities); “Employee” shall include Joseph M. DeVivo and his heirs, executors, administrators, and assigns.
TERMS

For mutual consideration, including Employee’s right to receive certain payments and benefits under this Agreement, and the Employer’s right to be free from legal action initiated by, or on behalf of Employee, the parties agree to the following:

1. Termination of Employment.  Employee’s last day of active employment with the Employer was March 31, 2016 (hereinafter “Separation Date”).  The employment relationship is permanently and irrevocably severed, and the Employer has no obligation to re-employ Employee.  Employee has resigned from all positions he held with Employer (and its affiliates), including his membership on Employer’s Board of Directors; he has also resigned from any positions he may have held as a fiduciary of any benefit plan of the Employer and such resignation is attached as Appendix D.

2. Payment and Benefits.  Employer has provided or will provide the following, provided that Employee fully complies with all obligations under this Agreement, including the requirement to transition all responsibilities as determined and required by Employer.  The payments provided for herein do not include Employee’s base salary, which shall be paid by the Employer through March 31, 2016.  After the Employer receives the executed original of this Agreement, Employee will be eligible to receive the following from the Employer:

a.       Severance.  Severance payment in the amount of Six Hundred Forty Four Thousand and 00/100 Dollars, which is equal to Employee’s current regular base salary, subject to final ratification by Employer’s Compensation Committee.  This payment shall be made at regular payroll intervals and subject to applicable withholdings and deductions, commencing within thirty (30) days of the Separation Date, as follows:

i.         Because Employee is a “Specified Employee” pursuant to Section 409A of the Internal Revenue Code, for the first six (6) months, the payments shall conform to the exception from deferred compensation under Section 409A of the Internal Revenue Code for separation pay due to an involuntary separation from service, and therefore will be, in total, $265,000, paid in installments at regular payroll intervals and subject to applicable withholdings and deductions.

ii.        On the regular payroll date that is six (6) months and one day following the Separation Date, Employee will receive a catch-up payment equal to $57,000 (less applicable deductions and withholdings), and

iii.      The remainder of the severance payment specified in paragraph (a) will be paid in installments at regular payroll intervals, subject to applicable withholdings and deductions, beginning with the payroll date that begins coincident with or next following the date that is six (6) months and one day following the Separation Date.
b.  Stock Options, Restricted Stock Units and Performance Rights.

i.         Stock options, restricted stock units and performance shares and/or performance units shall be governed by the terms of the 2004 Stock and Incentive Award Plan (the “Plan”) and any granting documents.

ii.        Notwithstanding anything to the contrary in the applicable granting documents, the Employer’s Board shall take such necessary steps to provide that any of Employee’s unexpired but unvested performance shares, stock options and restricted stock units, as set forth on the attached Appendix C, will continue to vest according to their terms during the twelve (12) month period following the Effective Date.  For the avoidance of doubt, unvested options, performance shares and restricted stock units shall continue to vest as if Employee were still employed during this twelve (12) month period, and vested options shall remain exercisable until the end of this twelve (12) month period. No additional vesting will occur after the end of this twelve (12) month period, which will occur on April 22, 2017.  No options shall be exercisable after April 22, 2017.

iii.      Through September 27, 2016, which is one hundred eighty (180) days after the Separation Date, Employee shall not perform any purchases or sales (as such terms are defined under the Securities Laws of the United States) involving Employer stock during any customary Employer blackout period.  Employer shall notify Employee of any and all blackout periods.  Employee shall be responsible for any reporting requirements related to any stock transactions after the Separation Date, and, provided Employer is notified of all transactions by Employee, Employer shall report said transactions as required by law.
c.  Vacation.  Payment for all accrued but unused vacation pay; and

d.   Health Benefits.  Employer offers continuation of group health, dental, vision, prescription drug and health flexible spending account coverage maintained by Employer (“Health Plan”) in which Employee is enrolled on the Separation Date, pursuant to the continuation coverage and requirements of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), measured from the Separation Date.  Notification of conditions to continue these benefits will be provided to Employee as required by COBRA regulations.  Coverage is subject to the terms of the Employer’s Health Plan.  Employer reserves and retains the right to select the provider of benefits under the Health Plan and makes no promises, express or implied, with regard to specific coverage provided or premiums charged.
Except to the extent deemed discriminatory or otherwise prohibited by the Affordable Care Act or other state or federal law, Employer shall continue to provide Employee with group health benefits (at the coverage levels in effect immediately prior to Employee’s termination) until the earlier of (i) a period of twelve (12) months from the Separation Date, (ii) the date on which Employee accepts an offer of employment that provides similar insurance coverage, or (iii) the date Employee is no longer eligible to receive such coverage.

3.           No other benefits.  Except as provided above, all other employee benefits will cease on the Separation Date.

4.           Transition.

a.       Employee shall reasonably cooperate with the Employer at least through September 27, 2016, which is one hundred eighty (180) days following the Separation Date, in transitioning all pending matters, including but not limited to, responding to all questions concerning pending business matters and projects, plans, locating files, documents, records, data of any type, and explain any processes, negotiations, or other business matters.

b.      Employee also agrees to provide reasonable assistance to the Employer and cooperate with the Employer in relation to its prosecution or defense of any litigation or other controversies, if Employee has, either directly or indirectly, any documents or information that could lead to the discovery of admissible evidence in such litigation or controversies.

5.            Other Payments and Benefits.  Employee understands that the payments described in paragraph “2” shall be in lieu of, and not in addition to, any payments to which Employee might otherwise be entitled under the employment agreement entered into by Employee and Employer on August 15, 2011 (“Employment Agreement”), any severance or separation pay policy sponsored by the Employer, or any other plan, policy, or benefit provided or sponsored by the Employer.  Employee acknowledges that the payments provided for herein include the entire amount of consideration to which Employee is entitled.  Employee agrees not to seek any further compensation in connection with the matters encompassed in this Agreement or arising from Employee’s employment with the Employer.

6.            Release.

a.    Except as described in paragraph “9” below, Employee fully and completely releases and discharges Employer from any and all claims, actions and causes of action that Employee may have had, now has or hereafter may have against Employer up to the date of this Agreement and waives any and all claims, actions, or causes of action Employee may have had, now has or hereafter may have against Employer up to the date of this Agreement, including but not limited to any and all claims, actions or causes of action under Title VII of the Civil Rights Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the New York Human Rights Law, the District of Columbia Human Rights Act, Section 1981 through 1988 of Title 42 of the United States Code, the National Labor Relations Act, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”), the Occupational Safety and Health Act, the New York Labor Law, the nondiscrimination and/or retaliation provisions of the New York

Workers’ Compensation Law, the Delaware General Corporation Law and other Delaware law, and any other federal, state or local employment or other laws and regulations, and all statutory and common law claims, including but not limited to claims of breach of express or implied contract, wrongful discharge, breach of fiduciary duty, derivative claims and/or claims on behalf of the Employer, defamation, slander, intentional and negligent infliction of emotional distress, and all claims for attorneys’ fees, costs and expenses, and any other claims arising out of or related to Employee’s employment with Employer and the termination of that employment; provided, however, that this shall not affect Employee’s entitlement to any vested accrued benefit to which he is entitled under any employee benefit plan subject to ERISA, nor does it affect any right he may have to file an unemployment benefits claim.  This release provision shall be construed to release all claims to the full extent allowed by law.  If any term or provision of this paragraph is declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.

b.    Except as described in paragraph “9” below, Employee acknowledges and agrees that he has not commenced and will not commence any action or proceeding against Employer, either individually in any type of proceeding or as a member of a class, based upon acts, occurrences or events occurring prior to the signing of this Agreement.  If Employee breaches this provision and files an action or proceeding falling within its scope, he agrees to pay the costs and fees Employer incurs in defending such action or proceeding, including court costs and reasonable attorneys’ fees, and Employee acknowledges and agrees that no additional payments of severance shall be made pursuant to paragraph “2” of this Agreement.

c.    Nothing herein shall be deemed to release or waive Employee’s rights to (1) defense and indemnity under any certificate, bylaw, resolution or policy of Employer, (2) liability insurance coverage (such as directors’ and officers’ liability insurance), or (3) Employer’s contributions to Employee’s 401(k) that have vested to Employee as of the Separation Date.

d.    Employer fully and completely releases and discharges Employee from any and all claims, actions and causes of action that Employer may have had, now has or hereafter may have against Employee up to the date of this Agreement and waives any and all claims, actions, or causes of action Employer may have had, now has or hereafter may have against Employee up to the date of this Agreement; provided, however, that this release shall not apply to any claims by Employer against Employee arising from Employee’s fraud, theft, defalcation, breach of fiduciary duty, or gross misconduct about which the individual members of Employer’s Board of Directors (except for Employee) are unaware as of the Effective Date;  and provided further that Employer’s Board of Directors represents that it is not aware of any basis for any such claim at this time.  Employer’s Board of Directors has not conducted any investigation into any potential claims against Employee, and is not required by this Agreement to do so.  Except where expressly indicated otherwise, this release provision shall be construed to release all claims to the full extent allowed by law.  If any term or provision of this paragraph is declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.

e.    Employer acknowledges and agrees that it has not commenced and will not commence any action or proceeding against Employee based upon acts, occurrences or events occurring prior to the signing of this Agreement, provided, however, that this section 6(e) shall not apply to any potential claims by Employer against Employee arising from Employee’s fraud, theft, defalcation, breach of fiduciary duty, or gross misconduct about which the individual members of Employer’s Board of Directors (except for Employee) are unaware as of the Effective Date.  If Employer breaches this provision and files an action or proceeding falling within its scope, it agrees to pay the reasonable costs and fees Employee incurs in defending such action or proceeding, including court costs and reasonable attorneys’ fees.

7.            Covenant Not to Sue.  Except as described in paragraph “9” below, Employee represents and warrants that Employee has not filed and will not file any claim, charge or lawsuit (civil, administrative or criminal) against the Employer, either individually in any type of proceeding or as a member of a class, based upon acts, occurrences or events occurring prior to the signing of this Agreement.  If Employee breaches this provision and files an action falling within its scope, Employee agrees to indemnify Employer for all costs, including court costs and reasonable attorneys’ fees, incurred by Employer in the defense of such action or in establishing or maintaining the application or validity of this Agreement or the provisions thereof, and Employee acknowledges and agrees that no additional payments of severance shall be made pursuant to section 2 of this Agreement.

8.            No Cooperation.  Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against Employer and/or any officer, director, employee, agent, representative, shareholder or attorney of the Employer, unless under a subpoena or other court order to do so.

9.            EEOC and Other Proceedings.  Employee understands that nothing in this Agreement prevents Employee from filing an action to enforce this Agreement or from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”) or the National Labor Relations Board (“NLRB”) or participating in any investigation or proceeding conducted by the EEOC, SEC or NLRB.  However, Employee understands and agrees that Employee is waiving any entitlement or right to recover any monetary or other personal relief as a result of any such EEOC, NLRB  or SEC proceeding.  Employee further agrees to turn over to Employer any such monetary award arising from any SEC or other government proceeding (except for any EEOC or NLRB proceeding).  Employee is not aware of any possible claims, causes of action, violations, or other similar matters related to any statute or regulation enforced by, or within the jurisdiction of, the EEOC, SEC or NLRB at this time.

10.         No Admission of Liability.  By entering into this Agreement, neither the Employer nor Employee admits any wrongdoing or liability.  Employee acknowledges that the Employer has not violated any law, statute, ordinance, contract, duty or obligation whatsoever, committed any tort, or engaged in any wrongful conduct with respect to Employee.

11.         Confidentiality/Noncompetition/Nonsolicitation.

a.    Confidentiality. Employee acknowledges and agrees that:

i. in the course of his employment with the Employer, he obtained knowledge of confidential and proprietary information of a special and unique nature and value and became familiar with the Employer’s trade secrets relating to the conduct and details of the Employer’s business.  Therefore, it is possible that he could cause irreparable harm to the Employer, which may not be adequately compensated by monetary damages, if he violates the restrictive covenants in this Agreement.

ii. In the course of performing his duties and responsibilities for Employer, Employee has been a representative of Employer to its customers, clients and suppliers and as such had significant responsibility for maintaining and enhancing Employer’s goodwill with such customers, clients and suppliers and would not have, except by virtue of the employment with Employer, developed a close and direct relationship with Employer’s customers, clients and suppliers.

iii. Employer is entitled to protect, and through this Agreement seeks to protect its proprietary rights which include the right to protect confidential and proprietary information, as defined in this Agreement, and trade secrets, the right to preserve Employer’s goodwill and the right to the benefit of any relationships that have developed between Employee and Employer’s customers, clients and suppliers by virtue of Employee’s employment with Employer.
iv. Employee represents and warrants that, unless compelled or expressly permitted by operation of law, Employee shall not, directly or indirectly, disclose, reveal, publish, or in any other manner communicate to any third party, whether written or oral, any information obtained during Employee’s period of employment that is or may be considered proprietary or confidential to Employer.  Confidential and proprietary information includes, but is not limited to, non-public corporate information, including plans, strategies, tactics, policies, procedures and practices, customers, suppliers, products, services, research, development, manufacturing, purchasing, finance, engineering, designs, concepts; non-public marketing information; non-public strategic information; and any and all other non-public information, in whatever form, related to Employer’s business including, but not limited to, financial information, operations information, personnel information, and affiliate, supplier, customer and business partner information.  Confidential information does not include information that is publicly available (a) prior to the date of this Agreement, or (b) by reason of acts not attributable to a breach of this Agreement.
v. In the course of his employment, Employee has received information that is considered material inside information within the meaning and intent of federal securities laws, rules and regulations.  Employee shall not disclose this information directly or indirectly, or use as a basis for advice to any other party concerning any decision to buy, sell or otherwise trade in the Employer’s securities.

vii.         If Employee is required by law or valid court order to disclose information that is precluded by this Agreement or the August 15, 2011 Confidentiality Agreement previously executed by Employee (“Confidentiality Agreement”), a copy of which is attached as Appendix B, Employee shall utilize his best efforts to provide advance written notice to Employer to allow Employer an opportunity to contest the impending disclosure.
b.     Noncompetition.

i.            Employee recognizes and acknowledges that it is possible that he could cause irreparable harm to Employer which may not be adequately compensated by monetary damages if he enters into the employment of a Competitive Enterprise (as hereinafter defined).

ii.           Through March 31, 2017, which is twelve (12) months from the Separation Date, Employee shall not directly or indirectly:

(a) own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, member, manager, consultant or otherwise, any individual, partnership, firm, corporation, company or other organization or entity (hereinafter referred to as “Competitive Enterprise”) engaged in the development, research, manufacture, production, marketing or sale of medical device products that directly compete with Employer’s existing products or products currently under development by Employer (hereinafter referred to as “Competitive Products”).  Given the global nature of Employer’s business, the noncompetition provision contained in this paragraph shall apply to any Competitive Enterprise, regardless of location, and to any position held by Employee for any Competitive Enterprise, whether as an employee, consultant, independent contractor, owner or in any other capacity whatsoever.  Employee agrees that the foregoing restriction does not unduly restrict his vocational opportunities  as it does not prohibit Employee from working for other than those that fall within the scope of this paragraph; or

(b) solicit or accept any business with respect to any Competitive Products from any customers with which Employer has an existing business relationship as of the date of this Agreement.

c.     Non-solicitation/Non-interference.  Through March 31, 2017, which is twelve (12) months from the Separation Date, Employee agrees that he will not:

i. directly or indirectly solicit or recruit for employment, hire, employ or attempt to employ any individual who was employed by Employer as of the Separation Date or at any time within the one year period prior to the Separation Date, or entice or suggest to such individual to terminate his employment with Employer; and

ii. directly or indirectly interfere with or assist, or in any way be involved with any third party’s attempt to interfere with, the business operations of Employer.

d.     Non-disparagement.    Employee shall not, whether in writing or orally, disparage or denigrate Employer or any affiliate of Employer, or any of their respective current or former affiliates, directors, officers, employees, members, partners, agents, or representatives. Likewise, Employer agrees that the members of the current Board of Directors of Employer shall not, whether in writing or orally, disparage or denigrate Employee or his skills, talents, or abilities.

e.      Reasonableness.  Employee acknowledges and agrees that the restrictive covenants in this Agreement and in the Confidentiality Agreement, are reasonable and properly required for the adequate protection of the Employer’s business.  Employee further agrees that he will not raise any issue of reasonableness as a defense in any proceeding to its enforcement.  If any geographical or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Employee agrees and submits to the reduction of the geographical or time limitation to a limit as the court shall deem to be reasonable.

f.     Enforcement.  In the event of an actual or threatened breach of this paragraph “11” of this Agreement or the Confidentiality Agreement, Employee acknowledges that the Employer will be irreparably damaged and that the Employer is entitled to an injunction restraining him from violating the restrictive covenants.  In addition, Employee acknowledges and agrees that no additional payments of severance shall be made pursuant to paragraph “2” of this Agreement upon an actual or threatened breach of this paragraph “11”.  Nothing in this Agreement or the Confidentiality Agreement shall be construed as prohibiting the Employer from pursuing any other available remedies for such breach or threatened breach of this Agreement or the Confidentiality Agreement.  In the event of a breach of this covenant or a breach of any other covenant stated in this Agreement, Employer shall be relieved of its obligation to make any remaining payments under this Agreement and shall be entitled to commence a civil action to recover all payments previously made or its actual damages, whichever is greater, unless otherwise prohibited by law.  If one or more provisions of this Agreement or the Confidentiality Agreement are determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforcement of the remaining provisions shall not in any way be affected or impaired.

g.      Supersession.  This Agreement supersedes all prior agreements between the Employer and Employee, including the Employment Agreement and the Confidentiality Agreement, except with respect to section 6.1(b) of the Employment Agreement which shall remain in effect.

12. Employment Reference.  In response to requests for job references, the Employer’s Human Resources Department shall limit its response to confirmation of Employee’s dates of employment with the Employer, positions held, and pay rates.  If further information is requested, the Employer shall state that its policy is not to provide any further information.

13. Older Worker Benefit Protection Act.  Employee acknowledges and agrees that in accordance with the terms of the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act:

a.       Employee has read and understands this Agreement and knowingly and voluntarily entered into this Agreement without fraud, duress, or any undue influence.

b.       Employee acknowledges that by this Agreement the Employer advised Employee in writing to consult with an attorney before signing this Agreement.

c.       Employee understands the language of this Agreement and its meaning, particularly with respect to Employee’s waiver and release of any claims against the Employer.

d.       Employee has been afforded twenty-one (21) days to consider the terms of this Agreement, but may voluntarily elect to sign the Agreement in a shorter period of time.

e.       Employee can accept the terms of this Agreement by providing an executed agreement to Stephen Trowbridge, Senior Vice President and General Counsel, AngioDynamics, Inc., 14 Plaza Drive, Latham, NY 12110 or by facsimile at (518) 798-1435, by 5 p.m. on April 22, 2016.

f.       Employee has seven (7) days following the execution of this Agreement to revoke the Agreement, and the Agreement will not become effective or enforceable until the seven (7) day period has expired.  Employee may revoke the Agreement by ensuring written notice of revocation is received by the Employer by 5 p.m. on the seventh (7th) calendar day following the execution of this Agreement.

g.      As stated in the Employment Agreement, the Employee is not entitled to the payments set forth in paragraph “2” unless Employee executes and provides such release of any claims he may have against the Employer, and, therefore, Employee is receiving consideration under this Agreement to which he is not otherwise entitled.

h.      Employee is not waiving any rights or claims that may arise after the date this Agreement is executed.

14.         Tax Obligations.  Employee acknowledges that the Employer has not given any advice as to the characterization of payments received under this Agreement for any personal tax responsibility such payments may generate.  Should any taxing authority challenge Employee’s treatment or characterization of the payments, Employee acknowledges that the Employer has no obligation whatsoever to indemnify, defend, aid, pay or reimburse Employee for any underpayment, overpayment, penalty or interest charge the taxing authority may assess against or claim is due from Employee.

15.         Confidentiality of Agreement.  Employee shall keep the existence and contents of this Agreement confidential and shall not disclose it or its terms to any third party, except for the purposes of enforcement, as a defense to any administrative or legal proceeding or as otherwise required by law.  The terms of this paragraph shall not apply to such disclosures to Employee’s attorney, financial advisors or spouse, or factual disclosures as may be required pursuant to court order or subpoena or as part of any EEOC proceedings.  Employee further acknowledges that if a court of competent jurisdiction determines that Employee has breached this confidentiality provision, Employee shall, without prejudice to any other remedies the Employer may have, be liable to pay liquidated damages to the Employer in the amount one of five  hundred thousand dollars ($500,000.00).  Employee and the Employer acknowledge that in the event of a breach of this provision, the exact amount of damages suffered by the Employer would be difficult to ascertain with certainty, and that the amount provided herein is reasonably proportionate to the amount of damages that would be suffered.

16.          Return of Company Property/Confidential Information.  At an agreed upon time, Employee shall return any and all Employer property, including, without limitation, any documents, records, communications, or similar visual or conceptual presentations of any type, and all duplicates and copies thereof, regardless of the form in which they exist or are stored, that contain any confidential and/or proprietary information, including but not limited to, financial information, business and strategic plans, and other similar confidential materials or information, and any other equipment or other property that belongs to the Employer.

Except for the Employer provided iPhone and iPad, Employee shall return the Employer provided laptop computer and other devices by April 22, 2016.   Employer agrees that Employee will retain possession of his Employer issued iPhone and iPad. Employee agrees that Employer will remove all confidential and proprietary information on the iPhone and iPad and that Employee will assume all costs associated with the operation of the iPhone and iPad beginning on April 1, 2016.

Employer acknowledges that Employee has already returned his Employer leased vehicle.

17.          Section 409A.  The parties intend for this Agreement either to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and all applicable guidance promulgated thereunder (together, “Section 409A”) or to be exempt from the application of Section 409A, and this Separation Agreement shall be construed and interpreted accordingly.

a.         Notwithstanding any provision in this Agreement to the contrary, any termination of employment contemplated under this Agreement shall satisfy the applicable requirements of a “separation from service” under Section 409A.

b.        Notwithstanding any provision in this Agreement to the contrary, in the event that Employee is a “specified employee” (as defined in Section 409A), any severance payment, severance benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section

409A(a)(2)(B) of the Code (together, “Specified Employee Payments”) shall not be paid before the expiration of a period of six months following the date of Employee’s termination of employment (or before the date of Employee’s death, if earlier).

c.        To ensure satisfaction of the requirements of Section 409A(b)(3) of the Code, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Separation Agreement.

d.        If the period during which the Employee may consider the waiver and release herein begins in one tax year of the Employee and ends in a second tax year, payment will commence or be made in the second tax year.

18.         Costs.  The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

19.         Authority.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

20.         Voluntary Execution.  Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.

21.         Choice of Law/Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York’s rules regarding choice of law.  Any proceeding between the parties relating to this Agreement shall be held in a court of competent jurisdiction in the county of Albany, State of New York, or the federal courts of the Northern District of New York.  All parties agree to be subject to the personal jurisdiction of the courts of New York.

22.          Severability.  The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning and not strictly for or against either party.  If any provision or part of this Agreement is deemed to be invalid or unenforceable for any reason, such provision or part shall be treated as if it were deleted from the Agreement and the remainder of the Agreement shall remain in full force and effect.

23.          Notice.  Any notice required to be given to either party under this Agreement shall be deemed effectively given when personally delivered or sent by certified or registered mail, postage prepaid, as follows:

To the Employer:	Stephen Trowbridge Senior Vice President and General Counsel AngioDynamics, Inc. 14 Plaza Drive Latham, New York 12110

To Employee:	Joseph M. DeVivo 28 Sydney Hill Road

Saratoga Springs, New York 12866

or to such other address as either party may designate by like notice. Any notice, consent or other communication required or permitted to be given hereunder shall be deemed to have been given on the date of mailing or personal delivery.

24. Complete Defense.  Employee understands and agrees that this Agreement may be pled by Employer as a complete defense to any claim or entitlement which may be asserted by Employee, or on his behalf, in any suit, claim or proceeding against Employer concerning any matter arising up to and including the date of execution of this Agreement.

25. Miscellaneous.  Employee represents and warrants that Employee has not taken action contrary to the terms of this Agreement from the date of this Agreement to the date the Employee executes this Agreement.  Any such action contrary to the terms of this Agreement will void the terms of this Agreement and Employee will not be entitled to the benefits described herein.

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed and delivered via facsimile or PDF document shall be deemed to be an original and all of such counterparts taken together shall constitute but one and the same instrument.

This signed Agreement, together with the General Release and, the employee Confidentiality Agreement, attached as Appendix “B,” set forth the entire Agreement between the Employer and Employee and supersedes any and all prior agreements and understandings whether oral or written.  This Agreement may not be modified except by a writing signed by both parties.

Dated: ______________ Subscribed and sworn to before me this 22nd day of April, 2016	/s/ Joseph M. DeVivo Joseph M. DeVivo
____________________________________ Notary Public My Commission Expires __________ (Affix Seal)
Dated: ______________	Employer By: /s/ Howard W. Donnelly

Appendix “A” General Release

Joseph DeVivo (“Employee”), for and in consideration of the sum of ONE DOLLAR AND NO CENTS ($1.00), and other good and valuable consideration, receipt of which is hereby acknowledged,  for himself and his heirs, administrators, representatives, successors, and assigns unconditionally releases and forever discharges AngioDynamics, Inc., its parent, subsidiary and affiliated corporations, divisions, successors, predecessors and assigns, and all of their current and former officers, directors, trustees, employees, and agents, in their individual and representative capacities (hereinafter collectively referred to as the “Employer”), including but not limited to any and all claims, actions or causes of action under Title VII of the Civil Rights Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the New York Human Rights Law, the District of Columbia Human Rights Act, Section 1981 through 1988 of Title 42 of the United States Code, the National Labor Relations Act, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”), the Occupational Safety and Health Act, the New York Labor Law, the Delaware General Corporation Law and other Delaware law,  the nondiscrimination and/or retaliation provisions of the New York Workers’ Compensation Law, and any other federal, state or local employment or other laws and regulations, and all statutory or common law claims, including but not limited to claims of breach of express or implied contract, wrongful discharge, breach of fiduciary duty, derivative claims and/or claims on behalf of the Employer, defamation, slander, intentional and negligent infliction of emotional distress, and all claims for attorneys’ fees, costs and expenses, and any other claims arising out of or related to Employee’s employment with Employer and the termination of that employment; provided, however, that this shall not affect Employee’s entitlement to any vested accrued benefit to which he is entitled under any employee benefit plan subject to ERISA, nor does it affect any right he may have to file an unemployment benefits claim.  This release provision shall be construed to release all claims to the full extent allowed by law.  If any term or provision of this paragraph is declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph; provided, however, that this shall not affect Employee's entitlement to any vested accrued benefit to which he is entitled under any employee benefit plan subject to ERISA or his right to enforce the terms of a certain Separation Agreement executed by Employee and Employer, dated April 22, 2016.

Employee understands that nothing in this Release prevents Employee from filing an action to enforce this Release or from filing a charge (including a challenge to the Separation Agreement) with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”) or the National Labor Relations Board (“NLRB”) or participating in any investigation or proceeding conducted by the EEOC, SEC or NLRB.  However, Employee understands and agrees that Employee is waiving any entitlement or right to recover any monetary or other personal relief as a result of any such EEOC, NLRB or SEC proceeding.  Employee further agrees to turn over to Employer any such monetary award arising from any SEC or other government proceeding (except for any EEOC or NLRB proceeding).  Employee is not aware of any possible claims, causes of action, violations, or other similar matters related to any statute or regulation enforced by, or within the jurisdiction of, the EEOC, SEC or NLRB at this time.

Nothing herein shall be deemed to release or waive Employee’s rights to (a) defense and indemnity under any certificate, bylaw, resolution or policy of Employer, (b) liability insurance coverage (such as directors’ and officers’ liability insurance), or (c) Employer’s contributions to Employee’s 401(k) that have vested to Employee as of the Separation Date.

IN WITNESS WHEREOF, Joseph DeVivo has signed this General Release on this 22nd day of April, 2016.

STATE OF ____________________) COUNTY OF __________________) ss.:	/s/ Joseph M. DeVivo Joseph M. DeVivo

On this ____ day of April, 2016, before me personally appeared Joseph M. DeVivo to me known and known to me to be the same person described in and who executed the foregoing general release, and he duly acknowledged to me that he executed the same.
______________________________
Notary Public

Appendix “B”

Copy of Confidentiality Agreement

This page intentionally blank- Agreement attached.

CONFIDENTIALITY AGREEMENT

ANGIODYNAMICS, Inc.

EMPLOYEE CONFIDENTALITY AGREEMENT

Joseph M. DeVivo

(Name of Employee)

1776 Lichfield Ct.	Cordova	Tn	38016	USA
(Address)	(City)	(State)	(Zip)	(Country)

Terms used in this agreement:

ANGIODYNAMICS means before June 1, 1996 the ANGIODYNAMICS division of E-Z-EM, Inc. and thereafter ANGIODYNAMICS, Inc., its successors or assigns, and any of their existing and future divisions, subsidiaries, and affiliates (collectively "AFFILIATES").

CONFIDENTIAL INFORMATION means information disclosed to me or known by me as a result of my employment by ANGIODYNAMICS, not generally known in the trade or industry in which ANGIODYNAMICS is engaged, about ANGIODYNAMICS' business operations, customers, suppliers, products, processes, machines, systems, and services, including research, development, manufacturing, purchasing, finance, data processing, engineering, marketing, designs, concepts, know-how, merchandising, and selling, and corresponding information about the products, processes, machines, and services of ANGIODYNAMICS' AFFILIATES, acquired by me during my employment by ANGIODYNAMICS. The fact that information is not patentable or copyrightable shall not affect its status as CONFIDENTIAL INFORMATION.

INVENTIONS means discoveries, processes, formulas, techniques, know-how, data, improvements and ideas, whether patentable or not.

CONFLICTING PRODUCT means any product, process, machine, or service of any person or organization other than ANGIODYNAMICS whether now existing or hereafter developed which resembles or competes with a product, process, machine, system, or service upon or with which I shall have worked during my term of employment with ANGIODYNAMICS, or whose use or marketability could by enhanced by application to it of CONFIDENTIAL INFORMATION to which I shall have had access during my employment.

CONFLICTING ORGANIZATION means any person or organization, which is now or hereafter engaged directly or indirectly in research on or development, production, marketing, or selling of a CONFLICTING PRODUCT.

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I AM EMPLOYED OR DESIRE TO BE EMPLOYED BY ANGIODYNAMICS IN A CAPACITY IN WHICH I MAY RECEIVE OR CONTRIBUTE TO CONFIDENTIAL INFORMATION.

In consideration of my continued employment by ANGIODYNAMICS:

1. I agree to disclose promptly to ANGIODYNAMICS all INVENTIONS conceived or made by me whether or not during my hours of employment or with the use of ANGIODYNAMICS' facilities, materials, or personnel, either solely or jointly with another or others at any time during my employment by ANGIODYNAMICS, and related to the actual or anticipated business or activities of ANGIODYNAMICS, or related to its actual or anticipated research and development or suggested by or resulting from any task assigned to me or work performed by me for, or on behalf of ANGIODYNAMICS. I agree that all such inventions shall be the sole property of ANGIODYNAMICS and its assigns and ANGIODYNAMICS and its assigns shall be the sole owner of all patents and other rights in connection therewith. I assign and agree to assign my entire right, title and interest therein to ANGIODYNAMICS. This Agreement does not apply to an INVENTION which qualifies fully under the provisions of Section 2870 of the California Labor Code.

2. I shall, whenever requested to do so by ANGIODYNAMICS, execute any applications, assignments or other instruments which ANGIODYNAMICS shall consider necessary or advisable, to apply for and obtain Letters Patent, trademarks, service marks, or the like in the United States, or any foreign country, or to otherwise protect ANGIODYNAMICS' interests. These obligations shall continue beyond the termination of my employment with ANGIODYNAMICS with respect to INVENTIONS conceived or made by me during my period of employment, and shall be binding upon my executors, administrators or other legal representatives.

3. I shall not disclose to ANGIODYNAMICS or induce ANGIODYNAMICS to use any secret or confidential information or material belonging to others, including my former employers, if any.

4. I agree that all CONFIDENTIAL INFORMATION is the sole property of ANGIODYNAMICS. Unless I first secure ANGIODYNAMICS' written consent, I will not disclose, use, disseminate, lecture upon, or publish CONFIDENTIAL INFORMATION whether or not developed by me; provided that I may disclose same for the sole purpose of carrying out my work assignments at ANGIODYNAMICS.

5. I will not assert any rights under any INVENTIONS as having been made or acquired by me prior to my being employed by ANGIODYNAMICS unless such INVENTIONS are identified on a sheet attached hereto and signed by me as of the date of this agreement.

6. Upon termination of my employment with ANGIODYNAMICS for any reason, prior to or upon my termination, I shall turn over to a designated individual employed by ANGIODYNAMICS all property then in my possession or custody and belonging to ANGIODYNAMICS. I shall not retain any copies or reproductions of computer discs, correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the affairs of ANGIODYNAMICS or to the affairs of its AFFILIATES and which are entrusted to me at any time during my employment with ANGIODYNAMICS.

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7. I hereby represent that I am not subject to any confidentiality or non-competition agreement or any other similar type of restriction that would affect my ability to devote my full time and attention to my work at ANGIODYNAMICS.

8. I ACKNOWLEDGE that my disclosure of CONFIDENTIAL INFORMATION will cause ANGIODYNAMICS irreparable injury and that monetary damages will not be an adequate remedy for such injury, and that ANGIODYNAMICS may pursue any equitable remedies available to it.

9. I will inform ANGIODYNAMICS of my business opportunities relating to its current or proposed business that come to my attention during the term of my employment.

10. MISCELLANEOUS

a.) This AGREEMENT shall be effective as of the earlier of the first day I am employed by ANGIODYNAMICS or date of execution of this AGREEMENT.

b.) This AGREEMENT shall be binding upon me, and upon my spouse, heirs, executors, assigns and administrators and shall inure to the benefit of ANGIODYNAMICS, its successors, and assigns.

c.) This AGREEMENT shall be construed under and according to the laws of the State of New York, without regard to its conflict of laws rules. In the event of any dispute arising out of this AGREEMENT, the prevailing party will be entitled to its reasonable attorneys' fees.

d.) In the event that any provision hereof shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, the same shall be enforced and validated to the extent permitted by law. The provisions hereof are severable and the unenforceability or invalidity of any provision hereof shall not affect the remainder of such provisions. Furthermore, the unenforceability or invalidity of any provision in one jurisdiction shall not affect the enforceability or validity of such provision in any other jurisdiction.

e.) Nothing herein shall obligate ANGIODYNAMICS to continue to retain me in ANGIODYNAMICS' employment or limit or impair ANGIODYNAMICS' ability to

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Appendix C

RSU’s Vesting

Grant Date	Grant Date Total Shares	Vest Date	Shares Vesting
8/17/2012	22,247	8/3/2016	5,562
8/6/2013	18,338	8/3/2016	4,585
12/20/2013	80,000	12/20/2017	_
7/25/2014	30,884	7/25/2016	7,721
7/22/2015	28,061	7/22/2016	7,015
			24,883

PSU’s Vesting*

Grant Date	Grant Date Total Shares	Vest Date	Shares Vesting
11/1/2013	36,676	7/11/2016	10,269
			10,269

Options Vesting and Exercisable
Grant Date	Grant Date Total Shares	Exercise Price	Currently Exercisable Shares	Vest Date	Shares Vesting	Outside Vest Date
9/7/2011	400,000	$ 13.92	400,000	–	–	4/20/2017
8/17/2012	35,000	$ 10.63	26,250	8/17/2016	8,750	4/20/2017
8/6/2013	59,733	$ 11.92	29,867	8/6/2016	14,933	4/20/2017
7/25/2014	88,861	$ 14.07	22,216	7/25/2016	22,215	4/20/2017
7/22/2015	96,251	$ 15.95	–	7/22/2016	24,063	4/20/2017
			478,333		69,961

•
Assumes no additional payout under TSR PSU’s granted in 2013.  Any additional vesting based solely on the Company’s relative TSR ranking among the pre-defined peer group pursuant to the 3 year evaluation period would be included.

Appendix D

Resignation

This page intentionally blank- resignation attached.

I, Joseph M. DeVivo, effective as of March 31, 2016, hereby resign as President and CEO and a member of the Board of Directors of AngioDynamics, Inc. and as an officer and member of the Board of Directors (or Board of Managers) of each subsidiary of AngioDynamics, Inc., including, without limitation, Vortex Medical, Inc., NM Holding Company, Inc., Navilyst Medical Holdings, Inc., Navilyst Medical, Inc. RITA MEDICAL Systems, LLC, AngioDynamics UK Ltd,  AngioDynamics Netherlands BV; AngioDynamics Canada Inc., and Clinical Devices, B.V., and as Officer, Director and Gerant of AngioDynamics France SARL.

/s/ Joseph M. DeVivo
Joseph M. DeVivo

STATE OF NEW YORK        )
COUNTY OF ________       ) ss.:

On the 22nd day of  April in the year 2016 before me, the undersigned, personally appeared Joseph M. DeVivo, personally known to me or proved to me on the basis of satisfactory evidence to be the individuals whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their capacity, and that by their signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

__________________________
Notary Public